EXHIBIT 11

                     Opinion Regarding Legality and Consent

                        Thomas Braun, B.A., LL.B., LL.M.
                            Barrister and Solicitor*
                         Attorney and Counselor at Law**

                                                                  March 16, 2001

Medina Coffee, Inc.
P.O. Box 741
Bellevue, Washington 98009


Dear Sirs and Madames

Re:      Opinion with respect to Registration Statement on Form SB-1 for
         Medina Coffee, Inc.
--------------------------------------------------------------------------------

You have requested the opinion and consent of this law firm, with respect to the proposed issuance and public distribution of certain securities of Medina pursuant to the filing of a registration statement on Form SB-1 with the Securities and Exchange Commission.

The proposed offering and public distribution relates to up to 200,000 shares of Common Stock, $0.001 par value, to be offered and sold to the public at a price of $0.10 per share. It is our opinion that the shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of Medina Coffee, Inc. in accordance with the corporation laws of the State of Nevada.


Yours truly,

/s/ Thomas Braun

 Thomas Braun


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